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                                                                   EXHIBIT 10.58



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         This Amended and Restated Employment Agreement (the "Agreement") is made and entered into this 7th day of April, 2004, by and between Per-Se Technologies, Inc. (formerly known as Medaphis Corporation), a Delaware corporation (the "Company"), and Frank B. Murphy, a resident of the State of Georgia ("Employee"). This Agreement amends, restates and supercedes the Employment Agreement, dated as of June 5, 1998, between the Company and Employee.

                       Statement of Background Information

         The Company through its Services Division, or otherwise, renders to hospitals, physicians, and/or other healthcare organizations and providers: (a) billing services, accounts receivable management services, collection services, electronic claims services, financial management services, and practice and facilities management services; (b) eligibility verification and certification for Medicaid, Medicare and other healthcare assistance programs; (c) filing and other medical claims securitization services; (d) medical coverage information services; (e) medical and insurance claims monitoring and tracking services; (f) physician practice management services; (g) physician network management services; and (h) managed care services (collectively, the "Business").

                             Statement of Agreement

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Employment. Effective as of April 8, 2004 (the "Amendment Effective Date"), the Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 6 and 7 of this Agreement (but not for any other purpose), "employment" shall mean any period of time during which the Company is paying Employee salary, wages, or any other amounts, whether or not Employee is currently performing services for the Company at the time of such payment.

         2. Duties of Employee. From and after the Amendment Effective Date, Employee will be employed as a part-time employee of the Company, reporting to the Chief Executive Officer. Employee's primary responsibilities to the Company in such part-time capacity will be to provide advice and counsel with respect to pending and potential litigation that relates to matters that were within the scope of Employee's former service as president of the Company's Physician Services division. Employee agrees to perform and discharge such related duties as may be assigned to Employee from time to time by the Company to the reasonable satisfaction of the Company. Employee also agrees to comply with all applicable Company policies, standards and regulations as promulgated by the officers of the Company and to follow the instructions and directives of Employee's superiors within the Company. The Company acknowledges that as a part-time employee, Employee may devote substantial portions of his professional and business-



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related time to other matters unrelated to the Business of the Company, including without limitation serving as the Chief Executive Officer of Smart Document Solutions, Inc.

         3. Term. This Agreement is terminable at will by either party at any time, upon ten (10) days' prior notice to the other. Upon such termination by either party, the Company shall have no further obligations to Employee under this Agreement other than payment to Employee of (i) Employee's base salary through the date of termination to the extent not theretofore paid, and (ii) any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice of the Company, in each case to the extent theretofore unpaid.

         4.       Compensation and Benefits.

                  (a) Annual Salary. During the term of this Agreement from and after the Amendment Effective Date, for all services rendered by Employee under this Agreement, the Company will pay Employee a base salary at the rate of Twelve Thousand Dollars and No/100 ($12,000.00) per annum in, payable in accordance with the Company's payroll practices as in effect from time to time.

                  (b) No Incentive Compensation. Employee shall not be eligible to participate in the Company's incentive compensation plans and programs from and after the Amendment Effective Date. However, any equity awards from the Company held by Employee as of the Amendment Effective Date will continue to vest for as long as Employee is employed by the Company under the terms of this Agreement and such awards shall remain exercisable during the term of this Agreement and for any post-termination exercise period specified in such awards.

                  (c) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time to time by the Company to its part-time employees.

                  (d) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

                  (e) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

         5. Non-Disclosure of Proprietary Information. Employee recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates and all physical embodiments thereof (as they may exist from time to time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Employee

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make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company and its affiliates) under any circumstances, except in each case with the prior written consent of the Company.

         For purposes of this Agreement, the term "Trade Secrets" means information, including, but not limited to, any technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. The term "Confidential Information" means any and all data or information of the Company or its affiliates, other than Trade Secrets, which is valuable to the Company or its affiliates and which is not generally known to competitors of the Company or its affiliates. The provisions of this Section 5 will apply during Employee's employment by the Company and for a two (2) year period thereafter with respect to Confidential Information, and during Employee's employment by the Company and at any and all times thereafter with respect to Trade Secrets. These restrictions will not apply to any Proprietary Information that is in the public domain, provided that Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's prior written consent. This Section 5, along with Sections 6, 7, 8, 9, 10 and 11 of this Agreement, shall survive termination of this Agreement. Nothing in this Agreement shall diminish the rights, of the Company and its affiliates regarding the protection of trade secrets pursuant to applicable Georgia law.

         6.     (a)     Non-Competition Covenant. During Employee's employment
by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as hereinafter defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render any services of any kind to, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1.0%) of the outstanding stock of any class of any such corporation) any business which provides Business products or services. For purposes of this Agreement, the term "Geographical Area" means the territory located within a seventy-five (75) mile radius of each facility for which Employee has management responsibility during Employee's employment with the Company.

                  (b) Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company and for a period of two (2) years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit any individual or entity (i) who is a client of the Company at any time during the six (6) month period prior to Employee's termination of

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employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom Employee had material contact while employed by the Company to provide Business services or products to such Clients or prospects.

                  (c) Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 6 or Section 7 below may, if it chooses, sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority may, if it chooses, replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 6 and 7 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

         7. Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing Business services or products, any person, employed by the Company for whom Employee had supervisory responsibility or with whom Employee had material contact while employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at will.

         8. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any other employer to keep in confidence confidential information or not to compete with any such other employer. Employee will not disclose to the Company or use on its behalf any Confidential information of any other party required to be kept confidential by Employee.

         9. Return of Proprietary Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof and any other properties, files or documents obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

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         10.      Proprietary Rights. During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of and rights of the Company to such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights. Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee has had or will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any businesses or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, whether pursuant to this Agreement or otherwise, provided that all such Inventions are listed as of the date hereof on the attached Exhibit A.

         11. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 5, 6, 7, 8, 9 and 10 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in. addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond:

         12. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

                  If to the Company:                 If to Employee:

                  2840 Mt. Wilkinson Parkway         Frank B. Murphy
                  Suite 300                          5295 Woodridge Forest Trail
                  Atlanta, Georgia 30339             Atlanta, Georgia 30327
                  Attn: General Counsel

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         13.      Severability. Subject to the application of Section 17 to the interpretation of Sections 6 and 7, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

         14. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

         15. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

         16. Assignment. This Agreement is one for personal services and will not be assigned by Employee. The Company may assign this Agreement to any of its subsidiaries or affiliated companies, provided that such subsidiary or affiliate fulfills the obligations of the Company under this Agreement.

         17. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia. The parties hereto hereby agree that an appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the state where the Company has its principal place of business and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and nonappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         18. Surviving Terms. Sections 5, 6, 7, 8, 9, 10, 11 and 17 of this Agreement shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           PER-SE TECHNOLOGIES, INC.

                                           By: /s/ PAUL J. QUINER
                                               -------------------------------

                                           EMPLOYEE:

                                           /s/ FRANK B. MURPHY
                                           -----------------------------------
                                           Frank B. Murphy

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                                    EXHIBIT A

                                   INVENTIONS



Employee represent that there are no Inventions.


                                              /s/ FBM
                                              ------------------
                                              Employee Initials